Exhibit 23.4

Suite 3006, Two Exchange Square 8 Connaught Place, Central Hong Kong Tel: 852 2191 7566 Fax: 852 2191 7995 www.frost.com

July 10, 2025

DeepGreenX Group lnc.

22 Vanderbilt Avenue, Suite 7A

New York, NY 10017

Re: Consent of Frost & Sullivan Limited

Ladies and Gentlemen,

We understand that DeepGreenX Group Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the proposed direct listing of its common stock (the “Proposed Listing”).

We hereby consent to the references to our name, data and statements from our valuation report (the “Report”) and any subsequent amendments to the Report, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any future filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in other publicity materials in connection with the Proposed Listing.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of I 933, as amended, or the rules or regulations of the SEC thereunder.

For and on behalf of

Frost & Sullivan Limited

By:.	/s/ Yves Wang
Yves Wang